SECURED PROMISSORY NOTE

$1,944,480.00

Principal Sum October 6, 2004

FOR VALUE RECEIVED, PRB Transportation, Inc., a Nevada corporation ("Maker") promises to pay to the order of Bear Paw Energy, LLC, a Delaware limited liability company ("Payee"), at Payee’s principal place of business, 1400 Sixteenth Street, Suite 310, Denver, Colorado 80202, Attention Pierce H. Norton, Jr., President, the principal sum of $1,944,480.00 (One Million Nine Hundred Forty Four Thousand Four Hundred Eighty Dollars and no cents), together with interest on the unpaid principal sum from time to time outstanding at 8% per annum (the "Regular Rate"), computed on the basis of a 365-day year, accrued for the number of days the principal sum (or any portion thereof) is outstanding. Principal and interest under this Note shall be paid as follows:

(a) On December 15, 2004, a single principal payment in the amount of $1,500,000.00 shall be made to Payee, plus interest thereon on the entire unpaid principal balance at the Regular Rate accrued from the date of this Note until such payment is made; and

(b) On February 15, 2005, a final payment of the entire unpaid principal plus interest thereon at the Regular Rate accrued from December 16, 2004 until such payment is made. February 15, 2005 is the maturity date of this Note.

This Note is referred to and secured by that certain Mortgage, Security Agreement, Assignment of Proceeds, and Financing Statement of even date herewith (the "Mortgage"), executed by the Maker in favor of Payee, providing for a lien and security interest in certain properties of Maker, and such Mortgage is recorded in the real property records of Campbell County, Wyoming.

All payments on this Note shall be applied first to the payment of accrued interest, and, after all such interest has been paid, any remainder shall be applied to reduction of the principal balance. The privilege to prepay all or any part of the principal sum from time to time without penalty is hereby reserved to Maker, provided that any such principal prepayment shall be accompanied by all interest then accrued.

At the option of Payee, the entire unpaid principal sum and all accrued interest shall become immediately due and payable, without notice or demand, upon the occurrence of any one or more of the following events of default: (a) failure of Maker to pay any part of the principal or interest when due; (b) any default, not caused by Maker within 10 days after notice by Payee, in the performance of any obligation of Maker hereunder or under any instrument or agreement executed and delivered to secure payment of this Note, including without limitation the Mortgage; (c) the occurrence of any of the Events of Default identified in the Mortgage. In any such event, any part of the principal sum and any accrued interest then due shall, from and after the date of such default, bear interest at 12% per annum, compounded annually. Maker hereby agrees to pay reasonable attorneys’ fees and all other reasonable third-party costs and expenses incurred (including, without limitation, all court costs and all expenses related thereto), after a default as described above, in the enforcement of this Note, the enforcement of the Mortgage or any security interest with respect to this Note, and the collection of amounts due hereunder, whether such enforcement or collection is by court action or otherwise.

This Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the State of Wyoming. Time is of the essence of this Note and each of the provisions hereof.

Maker waives demand for payment, presentment for payment, notice of nonpayment or dishonor, protest and notice of protest, and agrees to any extension of time of payment and partial payments before, at, or after maturity. No renewal or extension of this Note, no release or surrender of any security for this Note, no release of any person liable hereon, no delay in the enforcement hereof, and no delay or omission in exercising any right or power hereunder, shall affect the liability of Maker. No delay or omission by Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude any or full exercise thereof or the exercise of any other right or power. Each legal holder hereof shall have and may exercise all the rights and powers given to Payee herein.

PRB TRANSPORTATION, INC.

By:

Name: William F. Hayworth

Title: President

STATE OF COLORADO )

) ss.

COUNTY OF DENVER )

Before me, Patricia Flanigan, a Notary Public in and for said County and State, on this 6th day of October, 2004, personally appeared William F. Hayworth, known to me to be the President of PRB Transportation, Inc., a Nevada corporation, on behalf of said corporation and acknowledged to me that he executed this Agreement for the considerations and purposes therein set forth.

Given under my hand and seal of office this 6th day of October, 2004.

NOTARY PUBLIC

MY COMMISSION EXPIRES: